EXHIBIT (d)(2)

TENDER OFFER AGREEMENT Alchemy Beverages Inc. This TENDER OFFER AGREEMENT ( “Agreement” ), dated and made effective as of October 9 , 2026 ( “Effective Date” ), is entered into by and between BRIGHTFLIXX FINANCE (LUXEMBOURG) S . A . , a public limited company (société anonyme) organized and existing under the laws of Luxembourg Page 1 of 45 ( “Purchaser” ), and ALCHEMY BEVERAGES INC., a corporation organized and existing under the laws of the state of Delaware (USA) ( “Alchemy” ). The parties hereto are sometimes referred to individually herein as a “Party” or and collectively as the “Parties”. R E C I T A L S A . Alchemy is a privately held corporation and has previously issued shares of its common stock to a limited number of shareholders in reliance upon exemptions from registration available under the Securities Act (the “Alchemy Shares” ), with approximately 17 % of the outstanding Alchemy Shares having been issued to Cavitation Technologies, Inc . , a Nevada corporation ( “CTI” ); B . Pursuant to the terms of a Tender Offer Agreement, dated as of the Effective Date, executed by and between Purchaser and CTI (the “CTI Agreement” ), Purchaser has proposed to acquire all of the outstanding shares of common stock in CTI ( “CTI Shares” ) for the total amount or price of $ 35 million in cash, less its outstanding Liabilities, yielding a price per CTI Share determined in accordance with the CTI Agreement (the “CTI Offer” ); C. Pursuant to this Agreement, Purchaser is also proposing to acquire all of the outstanding Alchemy Shares for the total amount or price of $7 million in cash, less the outstanding Liabilities of Alchemy, yielding a price per Alchemy Share ( “Alchemy Offer Price” ) determined in accordance with this Agreement (the “Alchemy Offer” ); D . Under the terms of the CTI Agreement, the consummation of the Alchemy Offer under this Agreement is or will be a condition to Purchaser’s obligation to accept and pay for CTI Shares tendered pursuant to the CTI Offer . Similarly, under the terms of this Agreement, the consummation of the CTI Offer under the CTI Agreement is or will be a condition to Purchaser’s obligation to accept and pay for Alchemy Shares tendered pursuant to the Alchemy Offer ; E. Alchemy ’s board of directors (“ Alchemy Board ”), acting unanimously, has initially determined that, in view of the fact that the Alchemy Shares are privately held and are not traded in a public market, a Fairness Opinion will be required before the Alchemy Board can make a final recommendation with respect to the Alchemy Offer; and F. The board of directors of Purchaser ( “Purchaser Board” ) has approved this Agreement and has authorized Purchaser to make the Alchemy Offer and to perform in accordance with the terms of this Agreement.

Page 2 of 45 NOW, THEREFORE, in consideration of the covenants, representations, warranties, promises and agreements set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows : SECTION 1.0 - DEFINED TERMS 1.01 Definitions . Certain capitalized terms used in this Agreement, unless otherwise defined in the text hereof, shall have the meanings ascribed to them in Exhibit A hereto. SECTION 2.0 - THE ALCHEMY OFFER 2.01 Commencement of the Alchemy Offer . (a) Subject to the right of termination as provided in Section 9.0, within ten (10) Business Days after the Effective Date, Purchaser shall commence the Alchemy Offer by: (1) announcing the Alchemy Offer in a published news release, and (2) disseminating to Alchemy Shareholders (i) a written offer to purchase ( “Offer to Purchase” ) that sets forth the terms of the Alchemy Offer, the Initial Expiration Date representing the initial deadline for the tender of Alchemy Shares to the Alchemy Offer, the procedure that Alchemy Shareholders must follow in tendering Alchemy Shares to the Alchemy Offer (including a form of transmittal letter), and (ii) the initial Alchemy Board Recommendation (all such documents, including any amendments or supplements thereto, including any exhibits, schedules or annexes, referred to herein collectively as the “Offer Documents” ) . The date on which the Alchemy Offering is announced by the Purchaser in a published news release and the Offer Documents are disseminated to Alchemy Shareholders in accordance with applicable Legal Requirements is referred to herein as the “Offer Commencement Date” ) . (b) Notwithstanding the foregoing, the Parties agree that the initial Alchemy Board Recommendation may, at Alchemy’s option, be disseminated to Alchemy Shareholders separately and within ten (10) Business Days after the Offer Commencement Date. 2.02 Alchemy Offer Price; Determination . (a) Offer Price Determination . Subject to the terms and conditions of this Agreement, the Alchemy Offer Price (on a per Share basis) for all Alchemy Shares tendered pursuant to the Alchemy Offer (and not validly withdrawn) shall be payable in cash and shall be determined by dividing the Net Price by the total number of Alchemy Shares outstanding . For purposes of determining the Alchemy Offer Price (on a per Share basis), the “Net Price” shall consist of $ 7 million, reduced by Alchemy’s Liabilities. (b) Initial Estimated Offer Price . As of the Effective Date, the Liabilities of Alchemy consisted of $ 88 , 441 . 81 and there were 18 , 798 , 473 Alchemy Shares issued and outstanding . Accordingly, based on a determination of the Net Price and the total outstanding Alchemy Shares

Page 3 of 45 as of the Effective Date, the Initial Estimated Offer Price would be about $0.368 per Alchemy Share. (c) Final Offer Price . On and as of the date that is forty - five (45) Business Days from and after the Offer Commencement Date (the “Record Date” ), a final offer price (“Final Offer Price”) will be determined based on the following: (1) Adjustments to the Net Price based on a final determination of the Liabilities of Alchemy existing as of the close of the Record Date; (2) A final determination of the total number of Alchemy Shares outstanding as of the close of the Record Date, which may increase from the Effective Date as a result of the issuance of Alchemy Shares upon the conversion of the Convertible Debt described in Section 6.03(b) of the Alchemy Disclosure Schedule; and (3) Any increase in the Net Price that may be agreed upon by the Parties as a result of the Fairness Opinion obtained by Alchemy as provided in Section 8 . 04 , it being agreed by the Parties that the valuation and conclusions set forth in the Fairness Opinion shall not under any circumstances be used to decrease the Net Price or the Final Offer Price. 2.03 Terms/Conditions of the Alchemy Offer . (a) Purchaser shall be required to accept and pay the Final Offer Price in cash for all Alchemy Shares validly tendered (and not validly withdrawn) pursuant to the Alchemy Offer, subject in each case to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the conditions to the Alchemy Offer set forth in Annex I hereto (the “Offer Conditions” ) . The Alchemy Offer shall be made by Purchaser as an offer to purchase all of the Alchemy Shares tendered pursuant to the Alchemy Offer in accordance with the terms and conditions of this Agreement. (b) Purchaser expressly reserves the right to (1) increase the Final Offer Price, (2) waive any Offer Condition, and (3) grant or provide any extension to the Alchemy Offer (and to any Expiration Date) as authorized or required under this Agreement ; provided that , notwithstanding the foregoing, without the prior written consent of Alchemy, Purchaser shall not : (i) change or alter the basis for determining the Final Offer Price; (ii) change the form of consideration payable under the Alchemy Offer; (iii) reduce below 100% the maximum number of Alchemy Shares that Purchaser proposes to acquire under the Alchemy Offer; (iv) impose conditions to the Alchemy Offer other than the Offer Conditions; (v) amend or modify any of the Offer Conditions; or

Page 4 of 45 (vi) extend, modify or change the Expiration Date other than to grant extensions thereto as authorized or contemplated under this Agreement. (c) Except and unless this Agreement is terminated in accordance with Section 9.0, the Alchemy Offer may not be withdrawn prior to the Expiration Date (or any rescheduled or extended Expiration Date authorized by this Agreement). 2.04 Expiration of Alchemy Offer; Extensions . (a) The Alchemy Offer initially shall be scheduled to expire at 11:59 p.m. (Pacific Time or Pacific Daylight Time, as applicable), on the date that is sixty (60) Business Days from and after the Offer Commencement Date (“ Initial Expiration Date ”), and on any subsequent date(s) and time(s) to which the expiration of the Alchemy Offer may be extended as provided under the terms of this Agreement (in each such case, the “ Expiration Date ”). (b) Notwithstanding anything to the contrary contained herein, and subject to the respective termination rights of the Parties as provided in Section 9.0: (1) Purchaser shall extend the Alchemy Offer from time to time for any period required by Regulation 14E adopted under the Exchange Act or by any applicable Legal Requirement; (2) Purchaser shall extend the Alchemy Offer from time to time to ensure that the final Expiration Date is at least thirty (30) Business Days after Purchaser has disseminated to Alchemy Shareholders the Offer Documents and (i) amendments to the Offer Documents (including any amended Offer to Purchase) following the Record Date that disclose and explain the basis for the Final Offer Price, (ii) the Fairness Opinion, (iii) any amendments to this Agreement, and (iv) the Alchemy Board Final Recommendation; (3) if, as of the Expiration Date, the Offer Conditions, or any of them, have not been satisfied or waived, Purchaser may, and shall upon Alchemy ’s written request, extend the Alchemy Offer (on one or more occasions) for an additional period of up to ten (10) Business Days for each extension (or for such longer period(s) as the Parties may agree upon in writing) in order to permit any or all of the Offer Conditions to be satisfied; and (4) if, as of the Expiration Date, each of the Offer Conditions has been satisfied (or waived by Purchaser), then and in such event Purchaser shall be obligated to purchase all of the Alchemy Shares tendered pursuant to the Alchemy Offer (and not validly withdrawn) in accordance with the terms of this Agreement. (c) Notwithstanding anything to the contrary contained herein, absent an express amendment to this Agreement, Purchaser may not extend the Expiration Date beyond the earlier to occur of (1) the date of any termination of this Agreement in accordance with Section 9 . 0 , and (2) the End Date . Purchaser agrees that it shall not terminate the Alchemy Offer prior to any

Page 5 of 45 scheduled Expiration Date without Alchemy’s prior written consent, except for any termination of this Agreement in accordance with any application provision set forth in Section 9.0. 2 . 05 Termination of the Alchemy Offer . Upon any termination of this Agreement pursuant to Section 9 . 0 , Purchaser shall promptly (and in any event no longer than two (2) Business Days after the date of any such termination) and unconditionally terminate the Alchemy Offer and shall not acquire any of the Alchemy Shares tendered pursuant to the Alchemy Offer . In the event that the Alchemy Offer is terminated or withdrawn by Purchaser as provided hereunder, Purchaser shall promptly return, and cause any Depositary acting on behalf of Purchaser to return, in each case in accordance with applicable Legal Requirements, all Alchemy Shares to Alchemy Shareholders that have tendered Alchemy Shares pursuant to the Alchemy Offer . 2.06 Offer Documents; Dissemination . (a) Upon the Offer Commencement Date, or as promptly thereafter as practicable, Purchaser will disseminate or cause to be disseminated to Alchemy Shareholders, in accordance with applicable Legal Requirements a full and complete Offer to Purchase and the other Offer Documents as provided in Section 2 . 01 . The Offer to Purchase will include or be accompanied by a tender offer statement that will set forth the Alchemy Offer (including the material terms of the Alchemy Offer), the Offer period, the procedure that Alchemy Shareholders must follow in tendering their Alchemy Shares pursuant to the Alchemy Offer, and a form of the transmittal letter that Alchemy Shareholders should use in tendering their Alchemy Shares to the Depositary (selected in accordance with Section 5 . 0 ) . Any amendments to the Offer to Purchase, the Alchemy Offer or to this Agreement, a copy of the Fairness Opinion (when received by Alchemy), and the Alchemy Board Final Recommendation shall become part of the Offer Documents and shall be promptly disseminated to Alchemy Shareholders in accordance with applicable Legal Requirements. (b) Upon a written request by Alchemy or if requested by the SEC or required by applicable Legal Requirements, Purchaser shall file the Offer Documents under or with, or as part of, the Schedule TO filed by Purchaser with the SEC in connection with the CTI Offer . Purchaser agrees to correct any information contained in the Offer Documents if and to the extent that any such information shall become false or misleading in any material respect . Purchaser further agrees that it shall take all step s necessary or required to cause the Offer Documents, u p on being corrected, to be disseminated to Alchemy Shares in accordance with applicable Legal Requirements . (c) Alchemy and the Alchemy Board hereby consent to having a description of the initial Alchemy Board Recommendation included in the Offer Documents. Alchemy shall, as promptly as reasonably practicable, provide, furnish or otherwise make available to Purchaser, or to legal counsel for Purchaser, all information concerning Alchemy and Alchemy Shareholders that may be required or reasonably requested in connection with the activities or actions contemplated under this Section 2 . 06 . Alchemy reserves the right to deliver to Purchaser an Alchemy Board Final Recommendation following (a) Alchemy’s receipt of the Fairness Opinion, and (b) Purchaser’s determination of the Final Offer Price following the Record Date as provided in Section 2 . 02 . Each Alchemy Board Recommendation, including the Alchemy Board Final Recommendation, shall be

Page 6 of 45 promptly disseminated to Alchemy Shareholders in accordance with applicable Legal Requirements. 7. Payment for Alchemy Shares . Subject to the satisfaction or waiver of the Offer Conditions, Purchaser shall promptly following the Expiration Date (and in any event within ten (10) Business Days after the Expiration Date), irrevocably and finally (a) accept for payment all of the Alchemy Shares tendered pursuant to the Alchemy Offer and not validly withdrawn (the date and time of such acceptance being the “Offer Acceptance Time” ), and (b) pay for all such Alchemy Shares at the Final Offer Price in accordance with applicable Legal Requirements, including Rule 14 e - 1 (c) under the Exchange Act . Acceptance and payment of the Alchemy Shares shall be coordinated with Purchaser’s acquisition of CTI Shares tendered pursuant to the CTI Offer as provided in Annex I, clause (a) . 8. Offer Price Adjustments ; Recapitalizations . If, at any time between the Effective Date and the Offer Acceptance Time, the Alchemy Shares are changed into a different number or class of shares as a result of any stock split, reverse stock split, division (or subdivision) of shares, stock dividend, consolidation of shares, reclassification, recapitalization) or other similar action or transaction, the Final Offer Price shall be adjusted accordingly . 9. Updates ; Shares Tendered . Purchaser shall, upon any request by Alchemy or its counsel, advise Alchemy on or as of any specified date, or on a daily basis during a period of seven (7) Business Days prior to the then scheduled Expiration Date, as to the number of Alchemy Shares that have been tendered pursuant to the Alchemy Offer and not validly withdrawn . SECTION 3.0 - ACTIONS BY ALCHEMY 1. Initial Alchemy Board Recommendation . (a) Alchemy and the Alchemy Board shall, no later than ten (10) Business Days after the Offer Commencement Date, deliver to Purchaser an initial Alchemy Board Recommendation (including disclosures that would otherwise be required by or in Schedule 14 D - 9 under the Exchange Act) with respect to the Alchemy Offer . Alchemy shall cause the initial Alchemy Board Recommendation to comply in all material respects with applicable Legal Requirements . (b) Purchaser shall cause the initial Alchemy Board Recommendation to be disseminated to the Alchemy Shareholders with or following the Purchaser’s dissemination of the Offer Documents . If and to the extent that the Offer Documents are subsequently filed with the SEC in connection with the CTI Offer, Purchaser and Alchemy each agree to respond promptly to any comments from the SEC with respect to the Offer Documents or to the initial Alchemy Board Recommendation and to correct any information contained therein to the extent that such information shall become false or misleading in any material respect . Purchaser and Alchemy agree to take all steps necessary to cause any such corrections to be made (and filed with the SEC if the Offering Documents were so filed) and disseminated to Alchemy Shareholders in accordance with applicable Legal Requirements .

Page 7 of 45 (c) Purchaser shall provide, furnish or otherwise make available to Alchemy and its legal counsel all information concerning Purchaser that may be required or reasonably requested in connection with any action contemplated by Section 3 . 01 (a) . 3.02 Alchemy Shareholder Lists; Registry . (a) Alchemy shall provide Purchaser with a list of Alchemy Shareholders, mailing labels and any available digital file containing the names and addresses of all record holders of Alchemy Shares and lists of the Alchemy Shares and other securities positions that are held by Alchemy’s transfer agent or any stock depository . Alchemy shall make reasonable efforts to ensure that each such list is accurate and complete as of the most recent practicable date and shall provide Purchaser with any additional information or updates as to any such lists as they become available to Alchemy and with such other assistance as Purchaser may reasonably request in connection with the Alchemy Offer . The date of the shareholder list provided by Alchemy to Purchaser (the “Shareholder List Date” ) (a) shall be the date used to determine the Persons to whom the Offer Documents are to be initially disseminated, and (b) cannot be more than ten (10) Business Days prior to the date on which the Offer Documents are first disseminated to Alchemy Shareholders as contemplated herein . (b) Subject to applicable Legal Requirements, the shareholder lists, mailing labels, and related files provided by Alchemy to Purchaser shall be considered nonpublic and confidential, and Purchaser shall maintain the confidentiality of all such information in accordance with the Confidentiality Agreement and agrees to only use such information in connection with the Alchemy Offer . If, for any reason, this Agreement is terminated or otherwise expires, Purchaser agrees that all such information in the possession or under the control of Purchaser or its Representatives, such as shareholder lists, mailing labels, and related files, including summaries or extracts thereof, shall be either destroyed by Purchaser or, upon Alchemy’s request, shall be returned to Alchemy, and Purchaser shall instruct each of its Representatives, investors and contractors to destroy or return all such information to Alchemy without the retention of copies for archival purposes or otherwise . 3 . 03 Shareholder Registry or Ledger . Following the Offer Acceptance Time and the Closing, Alchemy shall register or instruct its transfer agent to register the transfer of Alchemy Shares accepted for payment by Purchaser on or following the Offer Acceptance Time, in each case effective upon Purchaser’s payment in full for all such Alchemy Shares . SECTION 4.0 - OPTIONS, WARRANTS & RESTRICTED STOCK 4.01 Alchemy Stock Options . (a) Prior to the Initial Expiration Date, and without any action on the part of the holder thereof, each outstanding and unexercised Option (to the extent that any Options exist or are outstanding), whether vested or unvested, that has an exercise or strike price per Share that is less than the Final Offer Price (per Share) shall be deemed exercised (unless the holder thereof exercises the Option sooner in accordance with its terms) and the holder thereof shall receive a

Page 8 of 45 number of Alchemy Shares determined as the product of (1) the excess, if any, of the Final Offer Price (per Share) over the exercise or strike price (per Share) specified in the Option, multiplied by (2) the total number of Shares subject to such Option . Upon the exercise of each Option as provided hereinabove, Alchemy shall be entitled to liquidate a portion of the Alchemy Shares issuable upon the exercise of the Option in order to comply with any applicable federal and state tax and related withholding requirements . (b) Any Option with an exercise or strike price (per Share) that equals or exceeds the Final Offer Price (per Share) shall be cancelled for no consideration or payment unless and to the extent that the terms of the Option or any Stock Plan that has been adopted by Alchemy do not authorize or permit cancellation in connection with the Transaction . 2. Alchemy Warrants . Prior to the Initial Expiration Date, Alchemy shall use reasonable efforts to cause each holder of an outstanding Warrant to exercise the Warrant in accordance with its terms if, and to the extent that, the exercise or strike price (per Share) set forth in the Warrant is less than the Final Offer Price (per Share) . Any outstanding Warrant having an exercise or strike price (per Share) that equals or exceeds the Final Offer Price shall be cancelled and terminated as of the Offer Acceptance Time for no consideration or payment unless the terms of the Warrant do not authorize or permit cancellation in connection with the Transaction . 3. Convertible Debt . Prior to the Initial Expiration Date, Alchemy shall use reasonable efforts to cause each holder of Convertible Debt to exercise the conversion rights thereunder to the extent that such conversion rights may be exercised prior to the Expiration Date under the terms of the Convertible Debt . 4. Restricted Stock . Alchemy Shares that have been issued by Alchemy, or are otherwise held, as “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act may be tendered pursuant to the Alchemy Offer if, and to the extent that, the Alchemy Shares are considered to be offered and sold pursuant to an available exemption from registration under the Securities Act . Prior to the Offer Acceptance Time, Alchemy shall use reasonable efforts to confirm that holders of any such restricted securities may rely upon an available exemption under the Securities Act or regulations promulgated thereunder (including Rule 144 ) in tendering their Alchemy Shares pursuant to the Alchemy Offer . SECTION 5 . 0 - DEPOSITARY ; ACCEPTANCE AND PAYMENT FOR SHARES 1. Appointment of Depositary . Prior to the Offer Commencement Date, Purchaser and Alchemy shall select and appoint a reputable bank, trust company, or registered transfer agent to act as the depositary and paying agent for the Alchemy Offer (the “Depositary” ) . All fees and expenses incurred with respect to the retention and use of the Depositary for purposes of this Agreement shall be paid by Purchaser . 2. Delivery of Payment Fund . For the purpose of purchasing Alchemy Shares tendered pursuant to the Alchemy Offer and not validly withdrawn, Purchaser shall, at or prior to the Expiration Date, deposit or cause to be deposited with the Depositary, in trust for the benefit of the

Page 9 of 45 tendering shareholders of Alchemy, an amount equal to $ 7 million in cash, without offset or deduction (the “Payment Fund” ) . Following the Offer Acceptance Time, the Payment Fund shall be disbursed by the Depositary in accordance with the terms of this Agreement, including payment of the Final Offer Price for all Alchemy Shares that Purchaser becomes obligated to purchase under the terms of this Agreement . 5 . 03 Acceptance and Payment . Subject to the terms and conditions of the Alchemy Offer, at or immediately following the Offer Acceptance Time, Purchaser shall accept for payment and promptly cause the Depositary, from the Payment Fund, to pay for all Alchemy Shares tendered pursuant to the Alchemy Offer and not validly withdrawn . Purchaser’s obligation to pay for Alchemy Shares accepted for payment shall be deemed satisfied upon the Depositary’s disbursement of funds from the Payment Fund to pay for all Alchemy Shares that have been validly tendered pursuant to the Alchemy Offer and not validly withdrawn . The Depositary shall act as the exclusive agent for the tendering Alchemy Shareholders for the purpose of receiving the Payment Fund from Purchaser and disbursing funds from the Payment Fund to satisfy Purchaser’s obligation to pay for all Alchemy Shares tendered pursuant to the Alchemy Offer . Under no circumstances shall interest be paid on the Final Offer Price by Purchaser or the Depositary by reason of any delay in disbursing payment to Alchemy Shareholders that have validly tendered Alchemy Shares pursuant to the Alchemy Offer . 5.04 Mechanics of Tender . Payment to Alchemy Shareholders by the Depositary shall be made only after timely receipt by the Depositary of the following: (a) Physical certificates representing the tendered Alchemy Shares or a timely book - entry confirmation of the transfer of such shares into the Depositary’s account at a book - entry transfer facility ; (b) A properly completed and duly executed letter of transmittal or an agent’s message in the case of a book - entry transfer; and (c) Any other customary documents or signature guarantees that may be reasonably required by the Depositary. 5 . 05 Return of Unpurchased Alchemy Shares . If any tendered Alchemy Shares are not accepted for payment or purchased pursuant to the terms of the Alchemy Offer for any reason, or if certificates are submitted for more Alchemy Shares than are tendered, the Depositary shall, as promptly as practicable following the expiration, termination, or withdrawal of the Alchemy Offer, return the physical certificates (or issue new certificates for unpurchased amounts) or credit the unpurchased book - entry shares back to the appropriate accounts at the book - entry transfer facility, in either case without expense to the Alchemy Shareholder . SECTION 6 . 0 - ALCHEMY’S REPRESENTATIONS AND WARRANTIES Alchemy represents and warrants to Purchaser as of the Effective Date the following:

Page 10 of 45 1. Organization and Qualification . Alchemy is duly incorporated and validly existing under the laws of the state of Delaware . Alchemy is in good standing (as may be a recognized concept in such jurisdiction) with all power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . Alchemy is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . 2. Capitalization . (a) Section 6 . 02 of the Alchemy Disclosure Schedule describes the capitalization of Alchemy . As of the Effective Date, (1) there were a total of 18 , 798 , 473 Alchemy Shares issued and outstanding as Class A Common Shares, and (2) there were no Class B Common Shares or Class C Preferred Shares issued and outstanding . All of the outstanding Alchemy Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights or adverse claims held or asserted Alchemy . (b) There are no Options that are outstanding and unexercised; (c) There are no Warrants that are outstanding and unexercised; (d) Except as described in Section 6 . 03 (b) of the Alchemy Disclosure Schedule, there is no Convertible Debt outstanding and has not been exercised ; (e) There are no Restricted Stock Awards issued and outstanding for which a risk of forfeiture has not lapsed or expired ; (f) Alchemy holds no Alchemy Shares as treasury shares, no Stock Plan has been adopted by Alchemy, and no Alchemy Shares have been reserved by Alchemy for future issuance to officers, directors, employees, consultants or other Persons ; and (g) Except for the Convertible Debt described in Section 6 . 03 (b) of the Alchemy Disclosure Schedule, there are no outstanding (1) securities of Alchemy that are convertible into or exchangeable for shares of capital stock, voting rights or ownership interests in Alchemy, or (2) Options, Warrants, rights, agreements or other commitments or obligations on the part of Alchemy that require it to issue any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) Alchemy . 6.03 Liabilities .

Page 11 of 45 Section 6 . 03 of the Alchemy Disclosure Schedule sets forth the Liabilities of Alchemy, consisting of a total of $ 88 , 441 . 81 as of the Effective Date (consisting of account payables and outstanding principal and accrued interest under Convertible Debt) . 6.04 Subsidiaries and Partially - Owned Entities . Except for membership interests in Cameo USA, LLC, a Delaware limited liability company that is no longer active and has no operations, Alchemy neither holds nor beneficially owns shares of capital stock, partnership interests, membership interests or other ownership, equity or voting interests in any Person . 6.05 Corporate Power; Enforceability . (a) Alchemy has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby . The execution and delivery by Alchemy of this Agreement, the performance by Alchemy of its covenants and obligations hereunder, and the consummation by Alchemy of the Transaction have been duly and validly authorized by all necessary corporate action on the part of Alchemy, and no additional corporate proceedings or actions on the part of Alchemy are necessary to authorize its execution and delivery of this Agreement, the performance of its covenants and obligations herein, or the consummation of the Transaction . (b) This Agreement has been duly and validly executed and delivered by Alchemy and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Alchemy, enforceable against Alchemy in accordance with its terms, except for such enforceability that (1) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (2) is subject to general principles of equity (collectively, the “Enforceability Exceptions” ) . 6. Shareholder Approval . No votes of the holders of any class or series of Alchemy’s capital stock are necessary under the Alchemy Articles of Incorporation, the Alchemy Bylaws, or the Delaware Corporation Law to approve this Agreement . 7. Consents and Approvals ; No Violation . Neither the execution and delivery of this Agreement by Alchemy, the performance by Alchemy of its covenants and obligations hereunder, nor the consummation of the Transaction, will (a) violate or conflict with or result in any breach of any provision of the Alchemy Articles of Incorporation or the Alchemy Bylaws ; (b) require any Permit from or issued by, or filing with or notification to, any Governmental Entity, save and except (1) as may be required under the National Security Laws, (2) the applicable requirements of any federal or state securities laws and the regulations promulgated thereunder, respectively, and/or (3) any applicable Legal Requirements ; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice,

Page 12 of 45 the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract ; (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of Alchemy (other than Permitted Liens or a Lien created by Purchaser) ; or (e) violate any law, regulation or order applicable to Alchemy or by which any of its assets is bound, except as, in the case of the preceding clauses (b) through (e), inclusive, have not had, and would not, either individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect . 6 . 08 . No Undisclosed Liabilities . Except for any matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Alchemy has no material Liabilities, save and except for (a) Liabilities incurred in the ordinary course of business, (b) contingent or potential Liabilities represented by threatened or pending litigation disclosed in Section 6 . 11 of the Alchemy Disclosure Schedule, (c) performance obligations on the part of Alchemy pursuant to the terms of any Material Contract, and (d) Liabilities arising out of or in connection with this Agreement and the Transaction . 6 . 09 Brokers & Finders ; Certain Expenses . As of the Effective Date, except for the brokers, finders, investment bankers, and financial advisors listed in Section 6 . 09 of the Alchemy Disclosure Schedule, no broker, finder, investment banker or financial advisor is or will be entitled to receive any brokerage, finder’s, financial advisor’s or transaction fee or commission in connection with this Agreement or the Transaction . 6.10 Employees; Benefit Plans . (a) Alchemy has no employees, other than its Chief Executive Officer, who is considered an “at - will” employee of Alchemy . Alchemy has not adopted, and does not maintain, any Benefit Plans or other benefits for its employees other than basic benefits required or prescribed by applicable federal or state law . (b) Neither the execution by Alchemy of this Agreement nor the consummation of the Transaction will (either by itself or in combination with other events) (1) entitle any current or former director, officer, employee, or consultant of Alchemy (each a “Service Provider” ) to any payment of compensation, (2) materially increase the amount of compensation or benefits owed to any current or former Service Provider, (3) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any current or former Service Provider, or (4) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1 . 280 G - 1 ) that would, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280 G(b)(1) of the Code) . (c) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (1) Alchemy is not the subject of any pending or, to the knowledge of Alchemy’s executive officers, threatened Legal Proceeding alleging that Alchemy has engaged in any unfair labor practice under any law, and (2) there is no pending or, to

Page 13 of 45 the knowledge of Alchemy’s executive officers, threatened (in writing) labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of Alchemy. (d) Except for certain amounts included in the account payables described in Section 6 . 03 (a) of the Alchemy Disclosure Schedule, Alchemy does not owe to any officer, director, employee or consultant any past due amounts or payments for wages, salaries, bonuses, commissions, incentives, fees or other compensation earned or due with respect to their employment or services or for amounts required to be reimbursed . (e) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending, or, to the knowledge of Alchemy’s executive officers, threatened in writing against Alchemy relating or with respect to any labor or employment practices or matters . 6 . 11 Litigation . Except as disclosed in Section 6 . 11 of the Alchemy Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of Alchemy’s executive officers, threatened against Alchemy that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect . Alchemy is not subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect . 6 . 12 Tax Matters . Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect : (a) Alchemy has timely filed all income and other U . S . and state tax returns required to be filed (taking into account any extensions of time within which to file such tax returns and all such tax returns are complete and accurate in all material respects . Alchemy has paid all income and other material Taxes that are required to be paid (whether or not reflected as due and owing on any tax return) . (b) There are no pending audits, examinations, assessments or other proceedings in respect of material Taxes of Alchemy, no such audits or proceedings have been asserted or proposed in writing, and Alchemy has not received written notice of any audits or proceedings . Alchemy has not executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax that is material, which in either case remains in effect . (c) Within the last two years preceding the Effective Date, no written claim has been made by a Governmental Entity in a jurisdiction where Alchemy does not file tax returns (or the equivalent of a tax return) that Alchemy is or may be subject to a Tax in or with respect to that jurisdiction . (d) No Liens for Taxes exist on the assets of Alchemy other than Permitted Liens. 6 . 13 Compliance with Law ; Permits . Other than matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) Alchemy is not in

Page 14 of 45 conflict with, in material default under or with respect to, or in violation of, any laws applicable to Alchemy, or by which any property or asset of Alchemy is bound or affected, (b) Alchemy has any Permits required to conduct its business as currently conducted and such Permits are valid and in full force and effect, (c) Alchemy has not received any written notice from any Governmental Entity threatening to revoke or suspend any such Permit, and (d) Alchemy is in material compliance with the terms of any such Permits . 6.14 Intellectual Property . (a) Section 6 . 14 of the Alchemy Disclosure Schedule sets forth a list of all material Alchemy Intellectual Property Rights, consisting primarily of the licenses held by Alchemy under or pursuant to the Alchemy License Agreements and ownership of the Barmuze ® trademark . (b) Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, (1) the Alchemy Intellectual Property Rights described in Section 6 . 14 of the Alchemy Disclosure Schedule are valid and enforceable, and (2) Alchemy has not received written notice from any Third Person challenging the validity, enforceability or ownership of any Alchemy Intellectual Property Rights and is not a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Alchemy Intellectual Property Rights . (c) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Alchemy has not received any written notice from any Third Person that the operation of the business of Alchemy as currently conducted infringe or misappropriate the rights under Intellectual Property held by any Third Person . (d) To the knowledge of Alchemy’s executive officers, except for matters that would not, individually or in the aggregate, reasonably be expected to be material to Alchemy, no Third Person is currently infringing or misappropriating any Alchemy Intellectual Property Rights . Alchemy is not currently a party to any proceeding (1) challenging the validity, enforceability or ownership of any Intellectual Property Rights of any Person, or (2) asserting that the operation of the business of any Person, or any Person’s products or services, infringes or misappropriates any Alchemy Intellectual Property Rights . 6.15 Real Property . Alchemy owns no interest in real property. 6 . 16 Material Contracts . Other than Alchemy License Agreements, Alchemy is not a party to and is not bound by or under the terms of any Material Contract . 6 .. 17 Related Party Transactions . No current director or officer of Alchemy (a) has any outstanding indebtedness to Alchemy, and (b) except with respect to compensation, fees and expense reimbursements, is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with Alchemy .

6 . 18 No Other Representations or Warranties . Except for the representations and warranties contained in this Section 6 . 0 , Alchemy makes no express or implied representation or warranty with respect to Alchemy or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby, and Purchaser expressly disclaims reliance on any representation or warranty of Alchemy or any other Person other than the representations and warranties expressly contained in this Section 6 . 0 . SECTION 7.0 - PURCHASER’S REPRESENTATIONS AND WARRANTIES Purchaser represents and warrants Alchemy as of the Effective Date the following: 1. Organization and Qualification . Purchaser is duly incorporated and validly existing as a public limited company (société anonyme) under the laws of Luxembourg (LEI 875500 QFVIEQ 4 N 2 LZY 92 ) . Purchaser is in good standing (as may be a recognized concept in such jurisdictions) with all power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . Purchaser is qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . 2. Corporate Power; Enforceability . (a) Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby . The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Purchaser and no additional corporate proceedings or action on the part of Purchaser are necessary to authorize the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its covenants and obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby . (b) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Alchemy, constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions . As of the Effective Date, (1) the board of directors (or other governing body) of Purchaser (the “Purchaser Board” ) has approved this Agreement and the transactions contemplated hereby, and (2) the Purchaser Board has (i) determined that it is in the best interests of Purchaser and its shareholders, and has declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its covenants and agreements contained herein and the consummation of the Alchemy Offer upon the terms and subject to the conditions contained herein, and, in each Page 15 of 45

Page 16 of 45 of the foregoing clauses (1) and (2), the actions or determinations by the Purchaser Board were authorized, made or adopted at meetings duly called and held (or by unanimous written consent if so authorized under the laws of Luxembourg governing Purchaser’s governance) . No vote of Purchaser’s shareholders is necessary to approve this Agreement or any of the transactions contemplated hereby . 7 . 03 Shareholder Approval . No meeting or vote of the general shareholders of Purchaser is necessary or required under the Purchaser Articles of Incorporation, the Purchaser Bylaws, or the Luxembourg Companies Law to approve this Agreement and enable Purchaser to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby . 7 . 04 Consents and Approvals ; No Violations . Neither the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and obligations hereunder, nor the consummation of the Transaction will (a) violate or conflict with or result in any breach of any provision of the Purchaser Articles of Incorporation or the Purchaser Bylaws ; (b) require any Permit from or issued by, or filing with or notification to, any Governmental Entity save and except (1) as may be required under any applicable National Security Laws, and (2) the applicable requirements of any federal or state securities laws and the rules and regulations promulgated thereunder ; (c) violate, conflict with, or result in a breach of any provisions of, or require any consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Purchaser may be a party ; (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of Purchaser (other than Permitted Liens) ; or (e) violate any law, regulation or order applicable to Purchaser or by which any of its assets are bound, except as, in the case of the preceding clauses (b) through (e), have not and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect . 5. Disclosures by Purchaser . None of the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading . None of the information with respect to Purchaser supplied or to be supplied by or on behalf of Purchaser specifically for inclusion or incorporation by reference in the Offering Documents or in any Alchemy Board Recommendation will, at the time such document is disseminated to Alchemy Shareholders, or at any time that any such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading . For clarity, the representations and warranties in this Section 7 . 0 will not apply to statements or omissions that are included or incorporated by reference in the Offer Documents (and any amendment or supplement thereto) based on information supplied to Purchaser by Alchemy or any of its Representatives . 6. Litigation . There are no Legal Proceedings pending or, to the knowledge of Purchaser’s executive officers, threatened against or relating to Purchaser that would, or seek to,

Page 17 of 45 prevent, materially delay or hinder the consummation of the transactions contemplated hereby . As of the Effective Date, Purchaser is not subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or hinder the consummation of the transactions contemplated hereby . 7.07 Compliance with U.S. Sanctions; OFAC Regulations . (a) Neither Purchaser or any of its Affiliates, nor any of their respective Affiliates, directors, officers, managers or investors, is currently listed on the Specially Designated Nationals and Blocked Persons List (SDN List) or any other prohibited or restricted party or persons lists maintained by the U . S . Office of Foreign Assets Control (OFAC) . Purchaser understands that this representation extends to any other Person that is owned, directly or indirectly, by 50 % or more by Purchaser or any of its Affiliates, or any of their respective Affiliates, directors, officers, managers, or other participant with Purchaser in the transactions contemplated hereby . (b) None of the funds being used to fund the Transaction, or for the payment of any part of the Required Amount, will be sourced or derived from any restricted, illegal, or sanctioned activities, governments or Persons under U . S . laws, rules or regulations, including OFAC regulations and U . S . export regulations . 7 . 08 Brokers & Finders . Purchaser has not retained the services of a broker or a finder in connection with this Agreement, the Alchemy Offer or the Transaction . Alchemy shall have no responsibility for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker retained by Purchaser in connection with this Agreement or the transactions contemplated hereby . 7.09 Payment of Required Amounts . (a) Purchaser represents that the financing and funds required for the cash necessary to consummate the Transaction, including the Required Amount, will be deposited with the Depositary on or before the Expiration Date as provided in Section 5 . 02 . (b) The funds deposited with the Depositary as the Payment Fund in accordance with Section 5 . 02 will, in the aggregate, be sufficient for the payment of (1) the aggregate Final Offer Price necessary to purchase all Alchemy Shares that Purchaser becomes obligated to purchase pursuant to the Alchemy Offer, (2) the outstanding Liabilities of Alchemy as described in Section 6 . 03 , and (3) the amount of the Alchemy Transaction Fees, and (4) any fees, expenses and other amounts required to be paid by Purchaser under this Agreement (collectively, the “Required Amount” ) . 7 . 10 No Other Representations or Warranties . Except for the representations and warranties contained in this Section 7 . 0 and in the Offer Documents, Purchaser makes no express or implied representation or warranty with respect to Purchaser or other information provided to Alchemy in connection with the transactions contemplated hereby, or with respect to the financing and funds that will be available to pay the Required Amount under the terms of this Agreement,

Page 18 of 45 and Alchemy expressly disclaims reliance on any representation or warranty of Purchaser or any other Person other than the representations and warranties expressly contained in this Section 7 . 0 or the Offer Documents . SECTION 8 . 0 - COVENANTS OF THE PARTIES 1. Alchemy’s Business Operations . Prior to the Closing, Alchemy will use its commercially reasonable efforts to (a) conduct its operations in all material respects according to its ordinary course of business, and (b) preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with Alchemy . 2. Third Party Proposals . (a) Except as otherwise expressly permitted by this Section 8 . 02 (a), Alchemy shall not (1) directly or indirectly continue any solicitation, knowing encouragement, discussions or negotiations with any Third Person relating to any Third Party Proposal, (2) directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non - public information) any inquiries regarding, or the making of any proposal or offer that constitutes a Third Party Proposal, (ii) engage in, conduct, continue or otherwise participate in any discussi on s or negotiations regarding a Third Party Proposal or any proposal or offer that could reasonably be expected to lead to a Third Party Proposal, or (iii) enter into any letter of intent (or equivalent instrument), agreement, agreement in principle or similar agreement with respect to a Third Party Proposal unles s, with respect to any and each of the foregoing restrictions or limitations, the Alchemy Board determines in good faith that the failure to do so would be inconsistent with the standard of conduct applicable to directors under applicable Legal Requirements, in which event Alchemy may take the actions described in preceding clauses (i), (ii), or (iii) to the extent necessary to permit a Third Person to make, on a confidential basis to the Alchemy Board, any Third Party Proposal . (b) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the Offer Acceptance Time, Alchemy receives a Third Party Proposal from any Third Person or group of Third Persons, (1) Alchemy may contact such Third Person (or group of Third Persons) solely to clarify the terms and conditions of any such Third Party Proposal and to inform such Third Person (or group of Third Persons) of the terms of this Section 8 . 02 , and (2) if the Alchemy Board determines in good faith that such Third Party Proposal either constitutes or would be reasonably expected to lead to a Superior Offer, then Alchemy may (i) furnish under a confidentiality agreement both public and nonpublic information to the Third Person (or group of Third Persons) making the Third Party Proposal, and (ii) engage in or otherwise participate in discussions or negotiations with the Third Person (or group of Third Persons) making the Third Party Proposal . (c) Alchemy shall (1) promptly (and in any event within 48 hours) notify Purchaser of any Third Party Proposal or any other written proposal or offer (including any proposed letter of intent or equivalent instrument) that could reasonably be expected to lead to a Third Party Proposal, that

Page 19 of 45 is received by Alchemy and, in each case, provide to Purchaser unredacted copies of any such Third Party Proposal, and (2) keep Purchaser reasonably informed of any material developments, discussions or negotiations regarding any Third Party Proposal (including by furnishing copies of any further amendments thereto) on a reasonably prompt basis . (d) Nothing in this Section 8 . 02 or any other provision of this Agreement shall prohibit Alchemy from (1) taking or disclosing to Alchemy Shareholders any position (or neutral position) of the Alchemy Board, including any change in any such position, with respect to the Alchemy Offer or any Third Party Proposal, or (2) making any disclosure to Alchemy Shareholders that it deems necessary or appropriate or in the best interests of Alchemy Shareholders . 8.03 Alchemy Board Positions; Recommendations . (a) Alchemy Board Recommendations . After Alchemy delivers to Purchaser and disseminates to Alchemy Shareholder the initial Alchemy Board Recommendation, Alchemy reserves the right at any time to make and deliver to Purchaser any additional Alchemy Board Recommendation from time to time, including an Alchemy Board Final Recommendation following (1) the Alchemy Board’s receipt and dissemination to Alchemy Shareholders of the Fairness Opinion as provided in Section 8 . 04 , and (2) Purchaser’s determination and disclosure of the Final Offer Price as provided in Section 2 . 02 (c) . Each Alchemy Board Recommendation, or any changes thereto or modifications thereof, including the Alchemy Board Final Recommendation, shall be promptly disseminated to Alchemy Shareholders in accordance with applicable Legal Requirements . (b) Initial Alchemy Board Recommendation ; Fairness Opinion . Purchaser acknowledges that, until the Alchemy Board has received and evaluated the Fairness Opinion as provided in Section 8 . 04 , the initial Alchemy Board Recommendation in response to the Alchemy Offer may be a “neutral position” . (1) In the event that, following Alchemy’s receipt of the Fairness Opinion, Alchemy releases and disseminates to Alchemy Shareholders an Alchemy Board Recommendation (which may be an Alchemy Board Final Recommendation) recommending the Alchemy Offer, or any amendment thereto, the Parties shall agree to extend the Expiration Date as provided in Section 2 . 04 (b)(2) . (2) In the event that, within ten (10) Business Days following Alchemy’s receipt of the Fairness Opinion, Alchemy fails to release and disseminate to Alchemy Shareholders an Alchemy Board Recommendation that recommends the Alchemy Offer, the Parties shall, during a period of five (5) Business Days after any such failure (the “Negotiations Period” ), attempt in good faith to negotiate a written amendment to this Agreement under or pursuant to which Purchaser shall amend the Alchemy Offer in a manner that will enable the Alchemy Board to issue an Alchemy Board Recommendation that recommends the Alchemy Offer, as amended, to Alchemy Shareholders . If the Parties, during the Negotiations Period, develop and execute an amendment to this Agreement pursuant to which Purchaser shall make an amended Alchemy Offer, the Parties

Page 20 of 45 shall promptly (and no later than five (5) Business Days after the end of the Negotiations Period), disseminate to Alchemy Shareholders full and complete copies of: (i) this Agreement and all amendments (including all exhibits, schedules and annexes thereto) agreed upon and executed by the Parties during the Negotiations Period ; (ii) any amended Alchemy Offer being made by Purchaser under and pursuant to the terms of the amendments to this Agreement ; and (iii) an Alchemy Board Recommendation (which may consist of an Alchemy Board Final Recommendation) in which the Alchemy Board recommends that the amended Alchemy Offer be accepted by Alchemy Shareholders by tendering their Alchemy Shares pursuant to the Alchemy Offer as amended . (3) In the event that, following Alchemy’s receipt of the Fairness Opinion, the Alchemy Board fails or declines to issue an Alchemy Board Recommendation that recommends the Alchemy Offer to Alchemy Shareholders and the Parties, within the ensuing Negotiations Period, are unable to agree upon amendments to this Agreement under which Purchaser would make an amended Alchemy Offer that would enable the Alchemy Board to recommend the Alchemy Offer, as so amended, to Alchemy Shareholders, then and in such event either Party shall have the right to terminate this Agreement in accordance with Section 9 . 01 (a)(4) . (c) Superior Offers . (1) Notwithstanding anything to the contrary in this Section 8 . 03 or any other provisions of this Agreement, at any time prior to the Offer Acceptance Time, if Alchemy receives a Third Party Proposal and the Alchemy Board determines in good faith that the Third Party Proposal is a Superior Offer, (i) the Alchemy Board may make an Alchemy Board Recommendation that is adverse to the Alchemy Offer, and/or (ii) Alchemy may terminate this Agreement in accordance with Section 9 . 01 (a)(5) and enter into a Contract with respect to the Superior Offer, in each or either case, if Alchemy (A) has given Purchaser a written notice of its intent to consider making any such Alchemy Board Recommendation or terminate this Agreement at least five (5) Business Days prior to making the Alchemy Change Recommendation or terminating this Agreement ( “Notice of Intent” ) and, (B) if so requested by Purchaser during such five - day period (the “Negotiations Period” ), Alchemy and Purchaser shall have attempted in good faith to negotiate an amendment to this Agreement and the Alchemy Offer so that the Third Party Proposal is no longer a Superior Offer . If, at any time during the Negotiations Period, Alchemy receives a second Third Party Proposal or the then existing Third Party Proposal is amended or modified under terms that, in the good faith determination of the Alchemy Board, make it a Superior Offer, the procedures set forth in this Section 8 . 03 (c) shall apply to any such new or amended Third Party Proposal . (2) If, at the end of any Negotiations Period, Alchemy and Purchaser have executed a written amendment to this Agreement pursuant to which Purchaser will make an amended Alchemy Offer that will render the Third Party Proposal no longer a Superior Offer, then and in

Page 21 of 45 such event, Purchaser shall promptly (and no later than five Business Days after the end of the Negotiations Period) disseminate to Alchemy Shareholders, in accordance with applicable Legal Requirements, full and complete copies of : (i) this Agreement and all amendments (including all exhibits, schedules and annexes thereto) agreed upon and executed by the Parties during the Negotiations Period ; (ii) the amended Alchemy Offer being made by Purchaser under and pursuant to the terms of the amendments to this Agreement ; and (iii) an Alchemy Board Recommendation (which may consist of an Alchemy Board Final Recommendation) in which the Alchemy Board recommends that the amended Alchemy Offer be accepted by Alchemy Shareholders by tendering their Alchemy Shares pursuant to the Alchemy Offer, as so amended . (3) If, at the end of any Negotiations Period, Alchemy and Purchaser have not executed a written amendment to this Agreement in and under which the terms of an amended Alchemy Offer will render the Third Party Proposal as no longer a Superior Offer, then and in such event the Alchemy Board may proceed to make a Alchemy Board Recommendation that is adverse to the Alchemy Offer and Alchemy may terminate this Agreement in accordance with Section 9 . 01 (a)(5) and enter into a Contract with respect to the Superior Offer represented by the Third Party Proposal . (d) Changed Circumstances . (1) Notwithstanding anything to the contrary in this Section 8 . 03 or any other provisions of this Agreement, at any time prior to the Offer Acceptance Time, the Alchemy Board may make an Alchemy Board Recommendation that i s adverse to the Alchemy Offer in response to a Changed Circumstance if (i) Alchemy has given Purchaser a Notice of Intent at least five (5) B usines s Days prior to making any such Alchemy Board Recommendation, and, (ii) if so requested by Purchaser during a five - day Negotiations Period, Alchemy and Purchaser shall have attempted in good faith to negotiate an amendment to this Agreement and the Alchemy Offer, or to consider a different proposal, so that the Changed Circumstance i s adequately addressed and the Alchemy Board Recommendation i s no longer required or necessary . Any Notice of Intent relying upon a Changed Circumstance shall specify the facts and circumstances that Alchemy reasonably believes constitute a Changed Circumstance and shall set forth suggested amendments to this Agreement and the Alchemy Offer that will render unnecessary any Alchemy Board Recommendation that is adverse to the Alchemy Offer . (2) If, at the end of the Negotiations Period, Alchemy and Purchaser have executed a written amendment to this Agreement pursuant to which Purchaser will make an amended Alchemy Offer that adequately addresses the Changed Circumstance in a manner that will render the Alchemy Board Recommendation no longer necessary, then and in such event Purchaser shall promptly (and in any event no later than five (5) Business Days after the end of the applicable Negotiations Period) disseminate to Alchemy Shareholders, in accordance with applicable Legal Requirements, full and complete copies of :

Page 22 of 45 (i) this Agreement and all amendments (including all exhibits, schedules and annexes thereto) agreed upon and executed by the Parties during the Negotiations Period ; (ii) the amended Alchemy Offer being made by Purchaser under and pursuant to the terms of the amendments to this Agreement ; and (iii) an Alchemy Board Recommendation (which may consist of an Alchemy Board Final Recommendation) in which the Alchemy Board recommends that the amended Alchemy Offer be accepted by Alchemy Shareholders by tendering their Alchemy Shares pursuant to the Alchemy Offer, as so amended . (3) If, at the end of any Negotiations Period, Alchemy and Purchaser have not executed a written amendment to this Agreement in or under which the terms of an amended Alchemy Offer, in the good faith judgment of the Alchemy Board, adequately addresses the Changed Circumstance so that an adverse Alchemy Board Recommendation becomes unnecessary, then and in either such event, the Alchemy Board may proceed to make a Alchemy Board Recommendation adverse to the Alchemy Offer based on the Changed Circumstance and Alchemy may terminate this Agreement in accordance with Section 9 . 01 (a)(5) . (e) Shareholder Communications . Nothing in this Section 8 . 03 or any other provision of this Agreement shall prohibit Alchemy from (1) taking or disclosing to Alchemy Shareholders any position (or neutral position) of the Alchemy Board, including any change in any such position, with respect to the Alchemy Offer or any Third Party Proposal, or (2) making any disclosure to Alchemy Shareholders that it deems necessary or appropriate or in the best interests of Alchemy Shareholders . 8.04 Fairness Opinion . (a) Following the Effective Date, Alchemy shall, as promptly as reasonably practicable, arrange for an independent Third Party, having expertise in appraisals and valuations of companies and firms with ongoing business operations, to provide a written fairness opinion ( “Fairness Opinion” ) that, through an analysis of Alchemy, its business plan, financial statements, operations, and both trailing and projected cash flows, provides a full market valuation of Alchemy and its outstanding capital stock . The Fairness Opinion shall be evaluated and considered by the Parties to determine whether the Net Price forming the basis of the Alchemy Offer Price (including both the Initial Offer Price and the Final Offer Price) is fair and reflects the current market value of Alchemy . (b) The Parties agree that any valuation of Alchemy in or under the Fairness Opinion that exceeds $ 7 million will constitute a Changed Circumstance for purposes of Section 8 . 03 (d) . (c) All costs associated with obtaining the Fairness Opinion, including the fees and expenses charged by the independent Third Party selected to provide the Fairness Opinion, shall be paid by Purchaser .

Page 23 of 45 8.05 Regulatory Approvals and Related Matters . (a) In General . Subject to the terms and conditions of this Agreement, Alchemy and Purchaser shall each use commercially reasonable efforts to file, as soon as practicable after the Effective Date, all notices, reports and other documents required to be filed by each or either Party with any Governmental Entity with respect to this Agreement, the Alchemy Offer and the Transaction and to submit promptly any additional information that may be requested by any such Governmental Entity . Alchemy and Purchaser shall each use reasonable efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) provide to the other Party prompt notice of the making or commencement of any notice, action, request, inquiry, investigation, or Legal Proceeding initiated or filed by a Governmental Entity or by any Third Person before any Governmental Entity, in each or any case that involves or relates to this Agreement, the Alchemy Offer or the Transaction, (iii) keep the other Party informed as to the status of any notice, action, request, inquiry, investigation or Legal Proceeding initiated or filed by any Governmental Entity or by any Third Person with respect to this Agreement, the Alchemy Offer or the Transaction, and (iv) promptly inform the other Party of any communication to or from any Governmental Entity in connection with any such action, request, inquiry, investigation or Legal Proceeding . Without limiting the generality of the foregoing : (1) Except as otherwise provided in this Agreement, Alchemy (i) shall have the primary responsibility for implementing the actions and strategies of the Parties with respect to seeking or obtaining consents, approvals, actions or inactions from Governmental Entities with respect to the Transaction, and (ii) shall take the lead in all meetings and communications with Governmental Entities, to the extent permissible to do so, in connection with efforts to obtain such consents, approvals, actions or inactions from Governmental Entities ; (2) Purchaser shall pay, or shall reimburse Alchemy upon its written request for, any and all fees for any filing made to a Governmental Entity, including filing fees that may be incurred by Alchemy in making any filings as provided or contemplated under the terms of this Agreement . Unless otherwise agreed, Alchemy shall not be required, from and after the Effective Date, to incur any fee or cost, or to undertake or incur any commitment, obligation or liability to any Third Person in order to obtain any authorization, consent or approval that may be required for the consummation of the Transaction . (b) CFIUS Condition; Filings . (1) Alchemy and Purchaser have determined that a mandatory declaration should be filed by each Party with CFIUS pursuant to 31 C . F . R . † 801 . 401 and 801 . 402 with respect to this Agreement, the Alchemy Offer and the Transaction in an effort to satisfy the CFIUS Condition . As soon as practicable after the Effective Date, Alchemy and Purchaser shall each file a declaration with CFIUS under 31 C . F . R . † 801 . 401 that provides or includes the information required under 31 C . F . R . † 841 . 403 .

Page 24 of 45 (2) In the event that CFIUS notifies the Parties in writing pursuant to 31 C . F . R . † 801 . 407 (a)(4), or following review of a notice under 31 C . F . R . Part 800 , that it has concluded all action under section 721 of the Defense Production Act of 1950 , as amended (codified at 50 U . S . C . † 4565 ) with respect to the Transaction, the CFIUS Condition shall be deemed satisfied . (3) In the event that CFIUS requests a written notice, states that it cannot conclude action on the basis of the declaration, or initiates a review, the Parties shall promptly cooperate in preparing and filing a notice under 31 C . F . R . Part 800 , Subpart E, and shall provide all required information and certifications . The CFIUS Condition shall remain unsatisfied until the written confirmation described in Section 8 . 05 (b)(2) above is received, unless Purchaser lawfully waives the CFIUS Condition . (4) With respect to both the mandatory declaration filed by each Party pursuant to 31 C . F . R . † 801 . 401 and any Joint Voluntary Notice that may be filed with CFIUS under 31 C . F . R . Part 800 , Alchemy and Purchaser shall each use commercially reasonable efforts to respond as promptly as possible, but no later than the deadlines specified by CFIUS for any such response, to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Transaction, as the case may be . (c) Antitrust Matters ; Review . Alchemy and Purchaser each acknowledge and agree that this Agreement, the Alchemy Offer, and the Transaction do not, and will not under any circumstances, meet the “size of transaction” minimum threshold, as adjusted, under the Hart - Scott - Rodino Antitrust Improvements Act of 1976 , as amended (the “HSR Act” ), and the regulations promulgated thereunder, or under any applicable state laws, rules or regulations . Accordingly, no premerger notification and report form is or will be required to be filed with the (U . S . ) Federal Trade Commission or the (U . S . ) Department of Justice under or pursuant to the HSR Act or any state regulatory agency under any similar state law . 8 . 06 Financing . Purchaser will not (without the prior written consent of Alchemy), consent or agree to or otherwise permit any amendment, replacement, supplement, or modification of or any waiver of any provision or remedy under any financial commitment letter it (or its banking institution) may provide in connection with the Alchemy Offer if such amendment, replacement, supplement, modification, or waiver would (1) reduce the aggregate amount of the net proceeds of the financing to an amount that, together with cash on hand and cash equivalents then available to Purchaser would be less than the Required Amount, (2) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to receipt of the financing, or (3) reasonably be expected to prevent, impede or materially delay the Closing, or make the timely funding of the financing, or the timely satisfaction of the conditions to obtaining the financing, materially less likely to occur . SECTION 9 . 0 - TERMINATION

Page 25 of 45 9.01 Termination . (a) Unless otherwise provided below, this Agreement may only be terminated prior to the Offer Acceptance Time under or pursuant to any of the following : (1) by the mutual written consent of Purchaser and Alchemy; (2) by either Purchaser or Alchemy if the Alchemy Offer (as it may have been extended in accordance with this Agreement) shall have expired or shall have been terminated or withdrawn pursuant to this Agreement without Purchaser having accepted for payment the Alchemy Shares tendered pursuant to the Alchemy Offer ; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 9 . 01 (a)(2) if the failure of the acceptance for payment of Alchemy Shares tendered pursuant to the Alchemy Offer is attributable primarily to a failure on the part of such Party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such Party ; (3) by either Purchaser or Alchemy if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Alchemy Shares tendered pursuant to the Alchemy Offer or making the consummation of the Alchemy Offer illegal, which order, decree, ruling or other action shall be final and nonappealable ; (4) by either Purchaser or Alchemy upon the occurrence of the event described in Section 8 . 03 (b)(3) ; (5) by Alchemy at any time prior to the Offer Acceptance Time in order to accept a Superior Offer from a Third Person as provided in Section 8 . 03 (c)(3) or as a result of the failure of the Parties to resolve or adequately address a Changed Circumstance as provided in Section 8 . 03 (d)(3) ; (6) by Alchemy if Purchaser shall have failed to accept for payment all Alchemy Shares validly tendered (and not validly withdrawn) pursuant to the Alchemy Offer ; or (7) by either Purchaser or Alchemy if the Offer Acceptance Time shall not have occurred on or prior to 6 : 00 p . m . (Pacific Time or Pacific Daylight Time, as applicable), on June 30 , 2027 (such date being the “End Date” ) . (b) Any termination of this Agreement by a Party shall be set forth in a writing delivered to the other Party that sets forth and describes the authority and basis under this Agreement that warrants or supports any such termination . 9 . 02 Effect of Termination . In the event of the valid termination of this Agreement as provided in this Section 9 . 0 , written notice thereof shall be given to the other Party, specifying the provision thereof pursuant to which such termination is made, and this Agreement shall forthwith become void and be of no further force or effect and there shall be no further obligations thereunder

Page 26 of 45 on the part of Purchaser or Alchemy or any of their Representatives . Upon any such termination, (a) this Section 9 . 0 and Section 10 . 07 (other than Section 10 . 07 (b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms . Notwithstanding anything to the contrary herein, any termination of this Agreement under this Section 9 . 0 shall not relieve any Party from any liability for any material breach of this Agreement prior to termination or from any termination of this Agreement that is not authorized by, or otherwise fails to comply with, the provisions contained in this Section 9 . 0 . Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10 . 07 (b) in lieu of terminating this Agreement pursuant to this Section 9 . 0 . 9.03 Expenses . (a) Except as otherwise provided in Section 8 . 04 (c) or in Section 9 . 03 (b), all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such expenses, whether or not the Transaction is consummated . (b) Notwithstanding the provisions contained in Section 9.03(a): (1) Purchaser shall pay, outside of the disbursement of the Payment Fund as provided in Section 5 . 02 , (i) all costs and expenses with respect to the retention of a Depositary as provided in Section 5 . 01 , (ii) all filing and related fees for filings made with any Governmental Entity as provided in Section 8 . 05 , (iii) all costs and expenses associated with printing, mailing or otherwise disseminating the Offer Documents and other documents to Alchemy Shareholders, and (iv) all transfer taxes on or with respect to the purchase of Alchemy Shares as provided in Section 10 . 08 ; and (2) Alchemy shall initially pay all Alchemy Transaction Expenses (excluding the expenses set forth in Section 9 . 03 (b)(1)) and shall then be entitled to request reimbursement from Purchaser of all or any part of such Alchemy Transaction Expenses by delivering to Purchaser a written request for payment or reimbursement accompanied by invoices or other documentation that may be reasonably requested by Purchaser . With respect to each such written request for payment or reimbursement, Alchemy and Purchaser shall make every effort, with each Party acting in good faith, to agree in writing as to which of the Alchemy Transaction Expenses, and the amount of such expenses, that shall be paid or reimbursed by Purchaser to Alchemy . SECTION 10 - GENERAL PROVISIONS 1. Amendments . Prior to the Expiration Date, this Agreement may be amended by the mutual agreement and consent of each Party . This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties . 2. Waiver . No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right,

Page 27 of 45 privilege or remedy ; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy . No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party ; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given . 3. No Survival of Representations, Warranties and Covenants . None of the representations, warranties, covenants or agreements contained in this Agreement, the Alchemy Disclosure Schedule or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive the Closing of the Transaction hereunder, except for any covenant or agreement contained in this Agreement which by its terms contemplates performance after Purchaser’s acceptance and payment for all Alchemy Shares tendered pursuant to the Alchemy Offer . 4. Assignability . This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns ; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party or its permitted assigns without the prior written consent of the other Parties hereto or their respective permitted assigns, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect . 5. No Third Party Beneficiaries . Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the right of Alchemy Shareholders to be paid in full for Alchemy Shares accepted for payment by Purchaser as provided in Section 2 . 07 and in Section 5 . 03 , and (b) the right of Alchemy Shareholders to receive a return of tendered Alchemy Shares as provided in Section 5 . 05 . 6. Notices . Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) five (5) Business Days after being sent by registered mail ; (c) three (3) Business Days after being sent by courier or express delivery service, (d) if sent by email transmission prior to 6 : 00 p . m . recipient’s local time, upon transmission when receipt is confirmed, or (e) if sent by email transmission after 6 : 00 p . m . recipient’s local time and receipt is confirmed, the Business Day following the date of transmission (as long as no notice of failure of delivery is received) ; provided , that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties) : if to Alchemy : Alchemy Beverages Inc .

Attn: Chief Executive Officer 10019 Canoga Avenue Chatsworth, California 91311 USA Tel: +1 (323) 899 - 2221 Email: NV@Alchemybeveragesinc.com if to Purchaser: BrightFlixx Finance (Luxembourg) S.A. Attn: Executive Director 12C, Rue Guillaume J. Kroll L - 1882, Luxembourg Tel: +41 79 509 33 77 Email: office@brightflixxfinance.com 10.07 Governing Law; Dispute Resolution. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof . Subject to Section 10 . 07 (c), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement (1) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal and state courts sitting or located in the State of Delaware (USA) and any federal or state appellate courts therefrom (it being agreed that the consent to jurisdiction and venue set forth in this Section 10 . 07 (a) shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this section and shall not be deemed to confer rights on any Person other than the Parties) ; and (2) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notices in accordance with Section 10 . 06 ; provided, that nothing in this Section 10 . 07 (a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Legal Requirements . The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements ; provided, however, that nothing herein shall restrict any Party’s rights seek any post - judgment relief regarding, or any appeal from, such final trial court judgment . (b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach any of such provisions . Subject to the following sentence, the Parties acknowledge and agree that (1) each Party shall be entitled to seek preliminary, temporary and permanent injunctive relief, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10 . 07 (a) without proof of damages or otherwise, this being in addition to any other Page 28 of 45

Page 29 of 45 remedy to which they are entitled under this Agreement, and (2) the right of specific performance is an integral part of the Transaction contemplated by this Agreement and without that right, neither the Alchemy nor Purchaser would have entered into this Agreement . Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity . The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10 . 07 (b) shall not be required to provide any bond or other security in connection with any such order or injunction . (c) EACH OF THE PARTIES AGREES THAT, IN ANY DISPUTE OR ACTION BETWEEN THE PARTIES, NEITHER PARTY SHALL ASSERT, AND EACH PARTY HEREBY IRREVOCABLY WAIVES, ANY CLAIM FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL (INCLUDING LOST REVENUE OR PROFITS, LOSS OF BUSINESS OR LOSS OF GOOD WILL), OR PUNITIVE DAMAGES . (d) EACH OF THE PARTIES IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMISSIBLE UNDER THE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY . EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10 . 07 (d) . 8. Transfer Taxes . All transfer, documentary, sales, use, stamp, registration, value - added and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser when due . 9. Alchemy Disclosure Schedule . The disclosures set forth in any particular part or subpart of the Alchemy Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties or covenants of the Alchemy that are set forth in the corresponding section or subsection of this Agreement ; and (b) any other representations and warranties or covenants of the Alchemy that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure . The mere inclusion of an item in the Alchemy Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Alchemy Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater or lesser value or significance is or is not material .

Page 30 of 45 10 . 10 Time of Essence . Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement . 10.11 Construction . (a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement . Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement . (b) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa ; the masculine gender shall include the feminine and neuter genders ; the feminine gender shall include the masculine and neuter genders ; and the neuter gender shall include masculine and feminine genders . (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation . ” (d) Unless stated otherwise, references to money shall mean and refer to the currency (U . S . Dollars) of the United States of America . 12. Severability . Any term or provision of this Agreement that i s invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provision s of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction . If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement i s invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific wo r d s or phrases or to replace such term or provision with a term or provision that i s valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified . In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision . 13. Entire Agreement; Counterparts . (a) This Agreement, together with the other agreements, exhibits, annexes and schedules referred to herein or attached to this Agreement constitute the entire agreement of the Parties and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof ; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect ;

Page 31 of 45 and provided further that the Confidentiality Agreement shall remain in effect and shall only expire in accordance with the terms thereof. (b) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument . The exchange of a fully executed Agreement (in counterparts or otherwise) by email with . pdf attachments shall be sufficient to bind the Parties to the terms and conditions of this Agreement . [SIGNATURES OF PARTIES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below. BRIGHTFLIXX FINANCE (LUXEMBOURG) S.A. By: Name: Dr. Kassem Lahham Title: Executive Director Date: October 9, 2026 ALCHEMY BEVERAGES INC. By: Name: Neil Voloshin Title: Chief Executive Officer Date: October 9, 2026 Page 32 of 45

Page 33 of 45 EXHIBIT A DEFINED TERMS Certain capitalized terms in this Agreement, unless otherwise defined in the text thereof, shall have the following meanings: “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person . For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests . “Agreement” means this Agreement. “Alchemy Articles of Incorporation” means the Articles of Incorporation, including any amendments thereto or restatements thereof, filed by Alchemy with the office of the Delaware Secretary of State from time to time . “Alchemy Board” means the board of directors of Alchemy. “Alchemy Board Recommendation” means any written notice, solicitation or recommendation by the Alchemy Board, whether positive, neutral or negative, with respect to the Alchemy Offer or any amended or modified Alchemy Offer under or pursuant to the terms of this Agreement . “Alchemy Board Final Recommendation” means the Alchemy Board’s final recommendation to Alchemy Shareholders following (a) the Alchemy Board’s receipt and dissemination of the Fairness Opinion to Alchemy Shareholders as provided in Section 8 . 04 , and (b) Purchaser’s determination and announcement of the Final Offer Price as provided in Section 2 . 02 (c) . “Alchemy Bylaws” means the bylaws adopted by Alchemy, as amended from time to time . “Alchemy Disclosure Schedule” means the disclosure schedule attached as Annex II to this Agreement. “Alchemy Intellectual Property Rights” means the Intellectual Property Rights owned, in whole or in part, by Alchemy . “Alchemy License Agreements” means the technology, process and equipment licensing agreements described in Section 6 . 14 (a) of the Alchemy Disclosure Schedule . “Alchemy Offer” has the meaning set forth in Recital C.

Page 34 of 45 “Alchemy Shareholders” means the Persons holding or beneficially owning Alchemy Shares and Persons holding Convertible Debt issued by Alchemy. “Alchemy Shares” or “Shares” means Alchemy’s common stock issued and outstanding from time to time. “Alchemy Transaction Expenses” means amounts paid by Purchaser to Alchemy as reimbursement for all fees, costs and expenses incurred by Alchemy prior to the Closing in connection with this Agreement and the transactions contemplated thereby, including fees, costs and expenses paid to investment bankers, financial advisors, appraisers and evaluators, attorneys, accountants and consultants . “Benefits Plan” means any material (a) “employee benefit plan” as defined in Section 3 (e) of ERISA (whether or not subject to ERISA), (b) employment, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity - based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, consulting or other plans, programs or agreements, or (c) medical, dental, vision or other health or benefit plans . “Book - Entry Shares” means non - certificated Alchemy Shares represented by book entry . “Business Day” means any day except (a) a Saturday or a Sunday, (b) a day on which banks in the City of New York are authorized or required by Legal Requirements to be closed, or (c) a day on which the principal offices of the SEC in Washington, D.C. are not open to accept filings. “CFIUS” means the Committee on Foreign Investment in the United States . “CFIUS Condition” has the meaning set forth in clause (i) of the Offer Conditions set forth in Annex I to this Agreement . “Changed Circumstance” means any event, occurrence, fact, development or circumstance (or set of combined or related circumstances) that is material to Alchemy, taken as a whole, and that was not known to the Alchemy Board or the executive officers of Alchemy and was not reasonably foreseeable or anticipated as of the Effective Date (excluding any Third Party Proposal) . “Closing” means the date and time on and as to which Purchaser has purchased and paid for all Alchemy Shares tendered pursuant to the Alchemy Offer (and not validly withdrawn) and has consummated the Transaction in accordance with and as contemplated by this Agreement . “Code” means the (U . S . ) Internal Revenue Code of 1986 , as amended . “Contract” means any legally binding and enforceable contract, agreement, license or sublicense, lease or sublease, note, bond, mortgage or deed of trust, loan, credit agreement or other instrument .

Page 35 of 45 “Convertible Debt” means the outstanding convertible notes or debentures issued or entered into by Alchemy as a borrower as described in Section 6 . 03 (b) of the Alchemy Disclosure Statement, in which the lender or investor has the right to convert outstanding principal and accrued interest to Alchemy Shares . “Delaware Corporation Law” means the General Corporation Law of the State of Delaware (Del. Code, tit. 8 † 101 et seq.). “Depository Agent” or “Depositary” has the meaning set forth in Section 5.0. “End Date” has the meaning set forth in Section 9.01(a)(7). “Enforceability Exceptions” has the meaning set forth in Section 6.05(b). “Exchange Act” means the (U.S.) Securities Exchange Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Expiration Date” has the meaning set forth in Section 2.04(a). “Fairness Opinion” means opinion prepared for the Alchemy Board as to the current market value of Alchemy as an ongoing business as provided in Section 8.04(a). “Final Offer Price” has the meaning set forth in Section 2.02(c). “GAAP” means generally accepted accounting principles, as applied in the United States. “Governmental Entity” means any applicable (a) nation, state, commonwealth, province, territory, county, municipality, district or other applicable legal jurisdiction ; (b) federal, state, local, municipal, foreign, international, multinational, supranational or other government ; or (c) governmental or quasi - governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official or body and any court, arbitrator or other tribunal . By way of example only, and in no way limiting the generality of the foregoing, Governmental Entity includes U . S . (federal) and state agencies, departments and instrumentalities . “HSR Act” means the Hart - Scott - Rodino Antitrust Improvements Act of 1976, as amended. “Incidental Contracts” means simple or routine commercial contracts entered into in the ordinary course, including (a) contracts for commercially available software or services, contracts that are ancillary to a sale or products or services to customers, and contracts for the purchase or sale of software, services, equipment or other materials, (b) office leases and equipment, and (c) non - disclosure agreements . “Initial Expiration Date” has the meaning set forth in Section 2.04(a).

Page 36 of 45 “Initial Estimated Offer Price” has the meaning set forth in Section 2.02(b). “Intellectual Property” means all forms of intellectual property and the rights inhering therein, including (a) patents, patent rights and other rights in inventions, discoveries, methods, processes, compositions of matter, and improvements, (b) copyrights and related interests in published and unpublished works of authorship, including designs, software, literary works, audiovisual works, collective works, compilations, databases, and derivative works ; (c) statutory and common law trademark rights in names, symbols, marks, designs, slogans, logos, trade dress and other designations, or combinations thereof, used to describe or obtain association with, or distinguish the origin of, any business or its products, goods and services ; (d) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing ; (e) combinations or forms of any of the foregoing in any form and embodied in any media ; and (f) Internet domain names that are registered with any domain name registrar . “Intellectual Property Rights” all U . S . and foreign statutory, common law and other legal rights and interests arising out of or associated with Intellectual Property in any jurisdiction, including patents and patent rights, copyrights, and trademarks and trademark rights, trade secrets, and the rights inhering in other forms of intangible property rights . “Legal Proceeding” means any action, suit, charge, complaint, arbitration, inquiry, hearing, audit, examination or investigation or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) commenced, initiated, conducted or heard by or before, or otherwise involving, any court, judicial officer, arbitrator or arbitration panel, mediator, or any Governmental Entity . “Legal Requirement” means (a) any U . S . (federal), state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, (b) the listing requirements, policies, procedures and rules of any national stock exchange or over - the - counter trading or marketing platform, and (c) the policies, requirements and rules of any private entity or organization regulating any industry or sector under the authority or supervision of any Government Entity . “Liabilities” means the total liabilities of Alchemy as reflected in its balance sheet. “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature . “Luxembourg Companies Law” means the Luxembourg Act of 10 August 1915 on Commercial Companies (Memorial A - 90 of 30 October 1915 , p . 925 ), as modified from time to time . “Material Adverse Effect” means any event, change, occurrence, development, circumstance (or set of circumstances) or effect (each an “Effect” ) that (a) has had, or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the

Page 37 of 45 business or financial condition of Alchemy or Purchaser, as the case may be, and (b) as applied to the representations and warranties of Alchemy and Purchaser in Sections 6 . 0 and 7 . 0 , respectively, would reasonably be expected to substantially and adversely affect the overall financial condition of Alchemy or Purchaser, as the case may be . In determining whether an Effect is sufficient to constitute a “Material Adverse Effect”, none of the following shall be taken into consideration, either directly or indirectly : (a) general economic conditions or changes in economic conditions, whether in the U . S . or other parts of the world ; (b) conditions or changes in the securities, financial, capital, currency or credit markets in the U . S . or other parts of the world, regardless of cause, origin(s) or effects, including (i) changes in market values that may (or may not) be reflected by the trading of securities in any of such markets, (ii) changes or fluctuations in interest rates, (iii) volatility that may exist or occur in any such markets from time to time, (iv) changes in the exchange rates for the currencies of any nation, country or sovereign entity (or in any cryptocurrency), (v) any delisting or suspension in the trading of securities in any such market, including securities traded on national stock exchanges, over - the - counter systems, or otherwise, and (vi) changes in Alchemy’s stock price ; (c) conditions or changes in conditions affecting the industry or industries in which Alchemy operates its business ; (d) political, military or social conditions, or changes in such conditions, that may exist in the U . S . or in other parts of the world, including elections, military conflicts and acts of war, social conflicts, riots, protests, terrorism, tariffs, trade wars, sabotage, theft, vandalism, cyber attacks and cyber terrorism, or data breaches or thefts ; (e) acts of God or nature, including natural disasters, hurricanes, tornadoes, floods, fires, tsunamis, epidemics, pandemics, weather conditions and changes and other force majeure events ; (f) acts or conduct taken to comply with, or changes in, Legal Requirements or accounting standards (including GAAP), or in interpretations of any of the foregoing, after the Effective Date ; (g) the public announcement or disclosure of this Agreement and the Transaction contemplated hereby, or the consummation thereof ; (h) the termination, nonrenewal or loss of any technology licenses or any Contracts with customers or suppliers, or business partners, co - venturers or associates ; (i) departure or loss of any directors, officers, employees or contractors of Alchemy or its Affiliates, and any other negative event, occurrence or development in Alchemy’s relationships with customers, suppliers, and business partners ; (j) actions taken to comply with this Agreement, or failures to take action that may be prohibited by this Agreement, or actions taken, approved or consented to by Purchaser ;

Page 38 of 45 (k) failure of Alchemy to meet budgets, plans, projections, estimates, guidance or forecasts in revenue, earnings or operations or financial performance ; and (l) any Legal Proceedings brought by current or former shareholders or by any Governmental Entity, in each case arising from this Agreement or the transactions contemplated thereby . “Material Contract” means and includes (a) the Alchemy License Agreements, and (b) any other contract or agreement in or as to which Alchemy is a party, or by which Alchemy is bound (or than this Agreement and the transactions contemplated hereby or any Incidental Contract), that involves or relates to (1) the sale of all or substantially all of Alchemy, (2) the sale, purchase, license or other disposition of Alchemy Intellectual Property Rights, (3) the formation or operation of any partnership or joint venture that is material to the business of Alchemy, (4) obligations or commitments requiring payments by Alchemy that, in or under any single contract or agreement, exceed $ 150 , 000 , or (5) involves or causes Alchemy to incur indebtedness that, in or under any single contract or agreement, exceeds $ 150 , 000 . “National Security Laws” means the (U . S . ) International Emergency Economic Powers Act (IEEPA), 50 U . S . C . †† 1701 - 1708 ; the Trading with the Enemy Act (TWEA), 50 U . S . C . †† 4301 et seq . , 12 U . S . C . † 95 , and certain other U . S . laws and statutes . “Negotiations Period” has the meaning set forth in Section 8.03(b)(2). “Net Price” means, for the purpose of determining the Final Offer Price means $ 7 million reduced by the Liabilities of Alchemy as of a specified date as set forth in this Agreement . “Notice of Intent” has the meaning specified in Section 8.03(c). “OFAC” means the Office of Foreign Assets Control within the U.S. Treasury Department. “Offer Acceptance Time” has the meaning set forth in Section 2.07. “Offer Commencement Date” means the date on which Purchaser commences the Alchemy Offer as provided in Section 2 . 01 (a)(2) . “Offer Conditions” means the conditions set forth in Annex I to this Agreement that must be satisfied (or waived by Purchaser) as a requisite to Purchaser’s obligation to purchase the Alchemy Shares tendered pursuant to the Alchemy Offer . “Offer Documents” has the meaning set forth in Section 2 . 01 (a)(2) . “Offer to Purchase” has the meaning set forth in Section 2 . 01 (a)(2) .

Page 39 of 45 “Options” means options to purchase Alchemy Shares issued by Alchemy to directors, officers or employees, whether or not under or pursuant to any Stock Plan adopted by Alchemy . “Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Entity having jurisdiction over the subject matter (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable law . “Parties” means Purchaser and Alchemy. “Payment Fund” has the meaning set forth in Section 5.02. “Permit” means authorizations, consents, registrations, licenses, permits, easements, variances, exceptions, certificates, approvals and Orders of any Governmental Entity ; “Permitted Lien” means (a) Liens for Taxes, assessments and charges or levies by Governmental Entities either not yet due or delinquent or that are being contested in good faith in or by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (b) mechanics, carrier, workers, warehouseman’s, materialmen, landlords or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than ninety (90) days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP ; (c) easements, covenants and rights of way (recorded and unrecord) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by a Governmental Entity that, in each case, do not materially and adversely impact the current use of the affected property ; (d) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of Alchemy ; (e) Liens arising under any loans, lines of credit and other credit facilities or arrangements of Alchemy in effect on the Effective Date (or any replacement facilities thereto) ; (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security ; (g) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto ; and (h) non - exclusive licenses to Intellectual Property Rights granted by or to any Person in the ordinary course of business . “Person” means any natural person, corporation, partnership, limited partnership, limited liability company or other legal entity or unincorporated association, including any Governmental Entity . “Purchaser Articles of Incorporation” means the articles of incorporation, charter or other governing document of Purchaser . “Purchaser Board” means the board of directors or other governing body of Purchaser.

Page 40 of 45 “Purchaser Bylaws” means the bylaws adopted by Purchaser, as amended from time to time. “Representatives” means, with respect to any Person, its directors, officers, employees and authorized representatives and agents. “Required Amount” the total amount of funds and funding that will be required by Purchaser to pay for (a) all Alchemy Shares tendered pursuant to the Alchemy Offer (and not validly withdrawn) and accepted for payment by Purchaser in accordance with the terms of this Agreement, and (b) all fees, costs and expenses that Purchaser has agreed to pay (or reimburse Alchemy for) under the terms of this Agreement, including the fees, costs and expenses set forth in Sections 8.04 and 9.03(b), respectively. “SEC” means the (U.S.) Securities and Exchange Commission (including SEC Staff). “Securities Act” means the (U.S.) Securities Act of 1933, as amended. “Service Provider” means any Person providing services to Alchemy under or pursuant to a Contract that is or remains valid and in effect as of the Effective Date. “Stock Plan” means any equity incentive stock plan adopted by Alchemy (if any). “Superior Offer” means a Third Party Proposal that is determined by the Alchemy Board, exercising its good faith judgment, to be a more favorable offer for Alchemy Shareholders than the Offer made by Purchaser pursuant to this Agreement, with the good faith judgment of the Alchemy Board having been made after consideration of (a) the offer price for Alchemy Shares and other terms and conditions contained in the proposal, (b) the likelihood that the proposal will be consummated in accordance with its terms (i . e . certainty of closing), (c) the legal, regulatory and financing components and issues presented by, or that may arise from, the proposal, (d) the Person(s) making the proposal, and (e) such other factors as the Alchemy Board may determine are appropriate in its effort to maximize shareholder value for all Alchemy Shareholders on proportionately equal and non - discriminatory terms . “Tax” means mean any federal, state, local or foreign income, real property, personal property, ad valorem, value added, license, payroll, employment, excise, severance, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, sales, use, transfer, registration, alternative or add - on minimum or estimated tax, or other tax or similar duties, fees or charges or assessments in the nature of a tax imposed by any Governmental Entity, including any interest, penalty or addition to tax imposed by such Governmental Entity . “Third Party Proposal” means any offer or proposal from any Third Person or group of Third Persons (excluding the Transaction contemplated under this Agreement), including any amendment or modification thereto, in or representing a single transaction or series of related transaction, relating to or involving any (a) acquisition or issuance of fifty percent ( 50% ) or more

Page 41 of 45 of the outstanding Alchemy Shares, (b) recapitalization, tender offer or exchange offer that, if consummated, would result in such Third Person or group, directly or indirectly, owning fifty percent ( 50% ) or more of the outstanding Alchemy Shares, (c) merger, consolidation, amalgamation, share exchange, combination, recapitalization, liquidation, dissolution or similar transaction involving Alchemy that, if consummated, would result in such Third Person or group, directly or indirectly, owning more than fifty percent ( 50% ) of the outstanding Alchemy Shares, or (d) acquisition, exchange, lease, license, (including a technology license), transfer or other disposition of 50 % or more of Alchemy’s assets, including Intellectual Property Rights . “Third Person” means any Person other than the Parties and their respective Affiliates and each of their respective Representatives. “Transaction” means the execution and delivery of this Agreement and the transaction or related transactions contemplated by this Agreement. “Warrants” means valid and outstanding warrants to purchase Alchemy Shares issued by Alchemy to directors, officers, employees or investors from time to time.

Page 42 of 45 ANNEX I CONDITIONS TO THE OFFER The obligation of Purchaser to accept for payment and pay for Alchemy Shares validly tendered (and not validly withdrawn) pursuant to the Alchemy Offer is subject to the satisfaction of the Offer Conditions set forth in clauses (a) through (i) below . Notwithstanding any other requirement or provision to the contrary contained in this Agreement or the Alchemy Offer, Purchaser shall not be required to accept for payment or (subject to any applicable Legal Requirements) pay for, and may delay the acceptance for payment of, or the payment for, any tendered Alchemy Shares, and, to the extent permitted by this Agreement, may terminate the Alchemy Offer (1) upon termination of this Agreement, and (2) at any scheduled Expiration Date (subject to any extensions of the Alchemy Offer pursuant to Section 2 . 04 (b)) if any of the Offer Conditions are not, or have not been, satisfied by the Expiration Date (or any extension thereof) or waived in writing by Purchaser : (a) All Offer Conditions set forth in Annex I of the CVAT Agreement, other than the reciprocal condition requiring completion of the Offer under this Agreement, shall have been satisfied or waived by Purchaser, and Purchaser and the Depositary shall be ready to effect acceptance and payment under both the Alchemy Offer and the CTI Offer simultaneously . Acceptance and payment under the two offers shall occur concurrently pursuant to coordinated written instructions to the Depositary and neither offer shall require prior completion of the other ; (b) There shall have been validly tendered (and not validly withdrawn) Alchemy Shares (excluding Shares tendered under guaranteed delivery procedures that have not yet been received) that, together with all other Alchemy Shares beneficially owned or held by Purchaser or its Affiliates and investors (regardless of whether such Shares have been tendered pursuant to the Alchemy Offer, have been withdrawn, or otherwise), represent at least ninety percent ( 90% ) of the total number of the Alchemy Shares outstanding at the time of the expiration of the Alchemy Offer ; (c) The representations and warranties of Alchemy as set forth in Section 6 . 0 shall be true and correct in all material respects as of the Effective Date, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect ; (d) Alchemy shall have complied with, or performed, in all material respects, all of the covenants and agreements that Alchemy is required to perform at or prior to the Expiration Date, except where the failure to comply has not had, and would not reasonably be expected to have, a Material Adverse Effect ; (e) There shall not have been issued by any Governmental Entity (having jurisdiction over the subject matter) and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the purchase of or payment for Alchemy Shares tendered pursuant to the Alchemy Offer or the consummation of the Alchemy Offer ; nor shall any such action shall have been taken or any Legal Requirement enacted, issued, promulgated, entered, enforced or deemed applicable to the Alchemy Offer by any Governmental Entity that, directly or

Page 43 of 45 indirectly, prohibits and renders unlawful the purchase of Alchemy Shares tendered pursuant to the Alchemy Offer; (f) Since the Effective Date, no Material Adverse Effect shall have occurred; (g) This Agreement shall not have been terminated (in accordance with the provisions contained in this Agreement) ; (h) Purchaser shall have received a certificate executed on behalf of Alchemy by an authorized officer of Alchemy confirming that the conditions set forth in clauses (c) through (f) above have been duly satisfied ; and (i) The CFIUS Condition shall have been deemed satisfied in accordance with the provisions contained in Section 8 . 05 (b) or shall have been waived by Purchaser ; provided that no waiver shall excuse compliance with any mandatory filing, waiting period, prohibition or other applicable Legal Requirement . The above and foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time, and from time to time, in the sole discretion of Purchaser .

Page 44 of 45 ANNEX II ALCHEMY DISCLOSURE SCHEDULE Unless otherwise specified, the information and disclosures set forth in this Alchemy Disclosure Schedule are made as of the Effective Date . Section 6.02 - Capitalization (a) Alchemy’s authorized capital stock consisted of 300 , 000 , 000 million shares of capital stock, divided into three classes, namely (1) 290 , 000 , 000 Class A Common Shares, (2) 5 , 000 , 000 Class B Common Shares, and (3) 5 , 000 , 000 Class C Preferred Shares . (b) 18 , 798 , 473 Alchemy Shares (consisting of Class A Common Shares) have been issued and are outstanding (excluding Shares issuable upon the exercise of Convertible Debt), and (2) no C las s B Common Series Shares or Clas s C Preferred Shares have been issued or are outstanding . Section 6.02 - Options, Warrants and Convertible Rights (a) There are no outstanding Options or Warrants that have not been exercised; (b) Except for the Convertible Debt described in Section 6 . 03 of this Schedule, there is no Convertible Debt outstanding or with respect to which the convertible rights included therein or associated therewith have not been exercised . Section 6.03 - Liabilities The Liabilities of Alchemy are $88,441.81, consisting of the following: (a) Account Payables : $4,723.88. (b) Convertible Debt : $83,717.93. The Convertible Debt consists of outstanding and unpaid principal and accrued interest of $83,717.93 (with interest calculated through and as of 06/30/2026) under five convertible notes. Section 6.09 - Brokers and Finders Alchemy has no commitments to pay investment bankers, financial advisors, broker or finders in connection with this Agreement and the Transaction . Section 6.11 - Litigation In Verb Technology, Inc . v . Alchemy Beverages Inc . , a civil case pending in Delaware state court, the plaintiff is asserting a claim for $ 30 , 000 in compensation for media services under a contract entered into with Alchemy . Alchemy is disputing the claim and holds breach of contract claims against the plaintiff that have not yet been asserted .

Page 45 of 45 Section 6 . 14 - Intellectual Property Alchemy holds Intellectual Property Rights under and pursuant to the following: (a) Licenses Under CTI Patents . Alchemy holds Intellectual Property Rights under and pursuant to the terms of the following agreements and instruments (defined in Exhibit A to this Agreement as the “Alchemy License Agreements” ) : (1) Master Agreement dated June 29 , 2018 , between Cavitation Technologies, Inc . (“CTI”) and Alchemy Beverages Inc . (“Alchemy”) ; (2) Technology License (TT Small Appliance and MLNP) dated June 29 , 2018 , between CTI, as licensor, and Alchemy, as licensee, as amended by Amendment No . 1 to Technology License Agreement dated and made effective March 25 , 2024 ; (3) R&D, Marketing & Technology License Agreement (Nano Reactor ® and Nano Reactor ® System) dated June 29 , 2018 , between CTI, as licensor, and Alchemy, as licensee, as amended by Amendment No . 1 to R&D, Marketing & Technology License Agreement dated and made effective as of March 25 , 2024 . Under the terms of the Alchemy License Agreements, Alchemy has been granted limited, worldwide, exclusive, royalty - bearing licenses and rights to use technologies and proprietary nano reactors and systems designed by CTI in developing, manufacturing, commercializing and marketing alcohol beverages and certain proprietary equipment and consumer smart appliances that may be used to enhance and process alcoholic beverages through patented cavitation /clarification technologies ; and (b) Trademarks . Alchemy has acquired and owns all of the rights and interests in the trademark “Barmuze”, originally registered with the USPTO on November 2 , 2021 (Registration No . 6547983 ), and is in the process of filing the assignment documentation with the USPTO . Alchemy uses the Barmuze ® mark to describe the consumer smart appliances and the associated technologies that are being commercially developed by Alchemy under licenses and rights granted to Alchemy in and under the Alchemy License Agreements .